Exhibit 5.1

February 27, 2025

BiomX Inc.

22 Einstein St., Floor 4

Ness Ziona, Israel

Ladies and Gentlemen:

We have acted as counsel to BiomX Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) on the date hereof, pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”) of the Company’s prospectus supplement, dated February 25, 2025 (the “Prospectus Supplement”), forming part of the registration statement on Form S-3, Registration No. 333-275935, initially filed by the Company with the Commission on December 7, 2023, and declared effective on January 2, 2024 (the “Registration Statement”). The Prospectus Supplement relates to the proposed sale of (i) 2,828,283 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and (ii) registered pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to an aggregate of 805,231 shares of Common Stock (the “Pre-Funded Warrant Shares”) pursuant to that certain Securities Purchase Agreement, dated February 25, 2025, by and between the Company and the investors named therein (the “Securities Purchase Agreement”).

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, each as amended and/or restated as of the date hereof, (ii) certain resolutions of the Board of Directors of the Company (the “Board”) related to the filing of the Registration Statement and the Prospectus Supplement, the authorization and issuance of the Shares, the Pre-Funded Warrants and the Pre-Funded Warrant Shares and related matters, (iii) the Registration Statement and all exhibits thereto, (iv) the Prospectus Supplement and the base prospectus, dated January 2, 2024, included in the Registration Statement (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”), (v) the Securities Purchase Agreement, (vi) the specimen Common Stock certificate, (vii) a certificate executed by an officer of the Company, dated as of the date hereof, and (viii) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

We have relied upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies.

In making the foregoing examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

Haynes and Boone, LLP	30 Rockefeller Plaza | 26th Floor | New York, NY 10112 T: 212.659.7300 | haynesboone.com

BiomX Inc.

February 27, 2025

We have not considered, and express no opinion herein as to, the laws of any state or jurisdiction other than the laws of the State of Delaware, as currently in effect (all of the foregoing being referred to as the “Opined on Law”). We do not express any opinion with respect to any other laws, or the laws of any other jurisdiction (including, without limitation, any laws of any other jurisdiction which might be referenced by the choice-of-law rules of the Opined Law), other than the Opined on Law or as to the effect of any such other laws on the opinions herein stated.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	When the Securities Purchase Agreement has been duly executed and delivered by the respective parties thereto and the Shares have been issued and delivered in accordance with the Securities Purchase Agreement against payment in full of the consideration payable therefor as determined by the Board or a duly authorized committee thereof and as contemplated by the Securities Purchase Agreement, the Shares will be validly issued, fully paid and non-assessable.

2.	When the Securities Purchase Agreement has been duly executed and delivered by the respective parties thereto and the Pre-Funded Warrants have been issued and delivered in accordance with the Securities Purchase Agreement against payment in full of the consideration payable therefor as determined by the Board or a duly authorized committee thereof and as contemplated by the Securities Purchase Agreement, the Pre-Funded Warrants will constitute valid and legally binding obligations of the Company.

3.	When the Securities Purchase Agreement has been duly executed and delivered by the respective parties thereto, the Pre-Funded Warrants have been duly executed by the Company and delivered to and paid for by the investors pursuant to the terms of the Securities Purchase Agreement against payment in full of the consideration payable therefor as determined by the Board or a duly authorized committee thereof and as contemplated by the Securities Purchase Agreement (a) the Pre-Funded Warrant Shares will have been duly authorized for issuance, and (b) if, as and when issued against payment in full of the consideration payable therefor in accordance with the terms of the Pre-Funded Warrants, the Pre-Funded Warrant Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission. We further consent to the reference to our firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP